Exhibit 10.15
THIRD AMENDMENT TO
ALBERTSON'S, INC. EXECUTIVE ASRE MAKEUP PLAN

WHEREAS, the Albertson's, Inc. Executive ASRE Makeup Plan (the "Plan") was established effective September 26, 1999, and has previously been amended;
WHEREAS, Albertson's, Inc. desires to further amend the Plan;

NOW, THEREFORE, the following amendments to the Plan are hereby adopted:

1.     Section 6.4(a) and (d) of the Plan are amended and restated, effective
January 1, 2003, to read in their entirety as follows:

6.4 (a)(i) Except as otherwise provided in this Section 6.4, the amount credited to a Participant's Account shall be paid in one or more of the following forms: (A) a single lump sum, (B) a 5-year payout in 60 approximately equal monthly installments or 5 (five) equal annual installments, but not both, (C) a 10-year payout in 120 approximately equal monthly installments or 10 (ten) equal annual installments, but not both or (D) a 15-year payout in 180 approximately equal monthly installments or 15 equal annual payments, but not both, or a combination of the foregoing to the extent administratively practicable, as the Participant shall elect in any Deferral Agreement; provided, however, that in the absence of such election in any Deferral Agreement, the respective amounts credited to the Participant's Account shall be payable in 120 approximately equal monthly installments. If installment payments are elected, the Account shall be amortized with an assumed rate of return of six percent (6%) unless the Participant selects, and the Committee approves, an alternative assumed rate of return. As of each January 1, the amount to be distributed in installment payments for that year shall be determined by amortizing the Participant's Account balance as of the preceding December 1 over the remainder of the installment period, using the assumed rate of return which was fixed under the preceding sentence at the time installment payments were elected. The Participant shall not be entitled to select a different form of distribution with respect to the amounts credited to the
Participant's Account in each Plan Year. Instead, the distribution form(s) selected by the Participant shall apply to the entire balance of the Participant's Account.

(ii)     The Participant may modify the form of the distribution of all or part of the Participant's Account; provided that such modification is made on a validly executed and timely filed Deferral Agreement at least 12 months prior to the date on which the modification is to be effective. Notwithstanding the foregoing, distribution of the Participant's entire Account balance must be completed no later than the fifteenth year following the year in which distributions commence.

(d)     Notwithstanding anything in this Section 6.4 to the contrary, in the event that the value of a Participant's Account does not exceed $30,000, as of the date the Participant terminates employment with the Employer, the Committee shall cause such Participant's Account to be distributed in a single lump sum payment.

IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by its officer, duly authorized by its Board of Directors, this 30th day of
November, 2002.
ALBERTSON'S, INC.

By	/S/ John R. Sims
John R. Sims
Its	Executive Vice President
& General Counsel